EXHIBIT 10.4

REFINERY SCIENCE CORP.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of February 9, 2007 by and between Thomas Bugg (“Executive”) and Refinery Science Corp., a Texas corporation (the “Company”).

1. Duties.

1.1 Position. Executive is employed as President and Chief Executive Officer of the Company, reporting to the board of directors of the Company (the “Board”). The duties and responsibilities of Executive shall include the duties and responsibilities for the direct supervision, direction and control of the Company’s operations and business, and be those normally associated with holding the offices of President and Chief Executive Officer of the Company. The Executive shall perform such duties as from time to time may be prescribed for him by the Board, in all cases to be consistent with Executive’s corporate offices and positions.

1.2 Obligations to the Company. Executive agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from Executive pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of Executive’s employment relationship with the Company, Executive further agrees that he will devote all of his business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, and Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board, and will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Executive will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the term of Executive’s employment.

2. Term of Employment. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive and Executive agrees to be employed by the Company for an initial term of ninety (90) days, starting not earlier than February 9, 2007 and ending on May 11, 2007; provided, however, that this initial ninety-day term automatically shall extend for a 30-day term upon the termination of such ninety-day period and each subsequent thirty-day term thereafter, unless earlier terminated by the Company in its sole discretion. In the event of termination within such ninety-day period, any provisions regarding confidentiality, non-competition and non-solicitation of employees shall survive. In the event that the Company closes on a financing in which the Company receives net proceeds of not less than $30,000,000, the Company agrees to employ Executive and Executive agrees to be employed by the Company for a term of two (2) years, starting on the date of such closing; provided, however, that such two-year term automatically shall extend for one (1) additional year on such second anniversary date and on each subsequent anniversary of such date. Executive’s position as President and Chief Executive Officer shall commence immediately following the resignation of the Company’s current President.

3. Compensation. For the duties and services to be performed by Executive hereunder, the Company shall pay Executive, and Executive agrees to accept, the salary, stock options, bonuses and other benefits described below in this Section 3.

3.1 Salary. During calendar year 2007, Executive shall receive a monthly base salary of $23,333.34, which is equivalent to $280,000.08 on an annualized basis. Executive’s monthly base salary will be payable pursuant to the Company’s normal payroll practices for payment of salary to executive employees. Executive’s base salary will be reviewed as part of the Company’s normal salary review process, provided, however, that Executive shall not be paid a salary, and no salary shall accrue, until such time as the Company closing on a financing in which the Company receives net proceeds of not less than $30,000,000. In the event that the Company closes on a financing in which the Company receives net proceeds of not less than $30,000,000, including within one year after Executive’s termination, if any, under this Agreement, Executive shall be paid, immediately following such closing, that amount equal to the amount of salary plus options that Executive would have received had the Company closed on a financing of not less than $30,000,000 on the date of this Agreement and worked until the time of such closing, adjusted on a pro rata basis, based on the number of days elapsed. Executive’s annualized salary shall increase at a rate not less than five percent (5%) from the previous year’s annualized salary, beginning on the first anniversary date of the date of this Agreement and on each subsequent anniversary.

3.2 Stock Options.

(i) Stock Incentive Program. Executive shall receive a non-qualified option to purchase 1,466,266 shares of common stock of the Company, 50% of which shall vest and become exercisable upon the earlier of (i) such time as the Company closes on a financing in which the Company receives net proceeds of not less than $30,000,000 and (ii) 120 days after an event of termination of Executive under this Agreement, and 50% of which shall vest and become exercisable one (1) year after the date of this Agreement, at a purchase price of $5.50 per share, which option shall terminate three years after the date of this Agreement (the “Option”). The Option shall otherwise be governed by the Company’s 2006 Stock Option Plan. Additionally, Executive is eligible to participate in the Company’s program to issued options to employees of the Company under 2006 Stock Option Plan (the “Program”), whereby each year options to Executive may be awarded based solely on the Company’s achievement of business and other goals solely determined by the Board prior to the start of each fiscal year. Options earned under this Program, if any, will be granted no later than February following the close of the applicable fiscal year. Any option granted pursuant to this Program will have a purchase price equal to not less than the fair market value on the grant date, and shall be subject to the terms of the Company’s 2006 Stock Option Plan. Vesting for any option granted by the Company is contingent upon Executive’s continued employment with the Company.

(ii) Change of Control Benefit.

(A) Acceleration. In the event of a Change of Control (as defined in Section 5.1 of this Agreement), (i) if any of Executive’s outstanding options (the “Awards”), if any, are assumed or an equivalent option is substituted by such successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”), all of the then unvested portion of the Awards shall be deemed to have vested immediately prior to the transaction, and (ii) even if the Awards are not assumed or an equivalent option is not substituted by the Successor Corporation, all of the then unvested portion of the Awards shall be deemed to have vested immediately prior to such transaction the entire unvested portion of the Awards held by Executive shall be deemed to have vested and become fully exercisable immediately prior to any such termination or resignation. If the vesting of the Awards is accelerated pursuant to this Section 3.2(ii)(A), the Company shall notify Executive that the vesting of the Awards has been accelerated and Executive shall have the right to exercise the Awards prior to the transaction, termination or resignation as applicable.

(B) Limitation on Payments. In the event that the vesting acceleration provided for in Section 3.2(ii)(A) above (i) constitutes “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this Section 3.2(ii)(B) would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then such vesting acceleration shall be either (aa) delivered in full, or (bb) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever amount, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by Executive on an after-tax basis of the greater amount of acceleration benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. Any determination required under this Section 3(b)(ii)(B) shall be made in writing by the Company’s independent accountants, whose determination shall be conclusive and binding for all purposes on the Company and any affected Executive. In the event that (aa) above applies, then the Executive shall be responsible for any excise taxes imposed with respect to such benefits. In the event that (bb) above applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

3.3 Discretionary Bonus. Executive is eligible for an annual discretionary cash bonus. This discretionary bonus will be based upon (i) the Company’s achievement of business and other goals solely determined by the Board in November of the previous fiscal year and (ii) the Executive’s achievement of personal performance objectives established and approved by the Company no later than February each fiscal year. Payment of any earned bonus, if any, shall be made no later than February following the close of the applicable fiscal year. In addition, Executive may be entitled to other incentive bonuses as solely determined by the Board or the Company’s Compensation Committee from time to time.

3.4 Additional Benefits. Executive is eligible to and shall participate in the Company’s employee benefit plans of general application, so long as any such plans exist, in accordance with the rules established for individual participation in any such plan and under applicable law.

3.5 Indemnification. Executive shall enter into the Company’s standard form of Indemnification Agreement, substantially in the form attached hereto as Exhibit A, providing indemnification to Executive to the maximum extent permitted by law, and in accordance therewith, the Company has agreed to advance any expenses for which indemnification is available to the extent allowed by applicable law.

3.6 Vacation. Executive is eligible to accrue up to 30 days of paid vacation per year, which vacation may be used in the year in which accrued or in a subsequent year, subject to the Company’s policies with respect to maximum accrual of unused vacation.

4. Severance Benefits. Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 4. Executive’s entitlement to such severance benefits shall be conditioned upon Executive’s execution and delivery to the Company of (i) a general release of all claims, (ii) a resignation from all of Executive’s positions with the Company and (iii) an agreement not to directly or indirectly be employed or involved with any business developing or exploiting any products or services that are competitive with products or services specifically using the Company’s technology and on which Executive worked or about which Executive learned proprietary information or trade secrets of the Company during Executive’s employment with the Company. Any payment of severance benefits under the terms of this Agreement will be subject to all applicable tax withholding

4.1 Voluntary Termination or Termination for Cause. If Executive voluntarily elects to terminate his employment with the Company other than by Executive’s Resignation for Good Reason, as defined in Section 5.3 below, or if the Company or a successor entity terminates Executive’s employment for Cause, as defined in Section 5.2 below, or the Executive dies or becomes incapacitated or otherwise disabled in such a manner that, in the sole determination of the Board, the Executive cannot perform reasonably the duties specified in Section 1 above, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued solely to the extent of the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

4.2 Involuntary Termination Apart From a Change of Control. If Executive’s employment is terminated by the Company or a successor entity without Cause or by Executive’s Resignation for Good Reason prior to or more than eighteen (18) months after a Change of Control (as defined below), Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment, and, in addition, Executive will be entitled to receive the following severance benefits:

(i) continued payment of his base salary for a period equal to the term of employment of Executive remaining under this Agreement immediately prior to the date of termination, in accordance with the Company’s normal payroll practices;

(ii) reimbursement of his premium cost for continuation of health insurance coverage with terms and conditions substantially similar to Company’s health insurance plan, if any, in effect at the time of termination for the lesser of the first twelve (12) months of continuation coverage or that number of months until Executive becomes eligible for reasonably comparable benefits under any future employer’s health insurance plan, provided Executive makes a timely election for such continuation coverage and presents reasonably requested documentation of payment of such premiums;

(iii) payment of 100% of Executive’s current year discretionary cash bonus regardless of the Company’s or the Executive’s achievement of the goals referred to in Section 3.3 of this Agreement;

(iv) accelerated vesting as to 100% of Executive’s then unvested option shares; and

(v) reimbursement for up to $20,000 of expenses incurred in obtaining new employment, provided Executive submits evidence that is satisfactory to the Company that the amount involved was expended and related to obtaining new employment.

4.3 Involuntary Termination Following a Change of Control. If Executive’s employment is terminated by the Company or a successor entity without Cause or by Executive’s Resignation for Good Reason in either case within eighteen (18) months following a Change of Control, Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment, and, in addition, Executive will be entitled to receive the following severance benefits:

(i) payment of $320,000 within fourteen (14) days of such termination;

(ii) reimbursement of his premium cost for continuation of health insurance coverage with terms and conditions substantially similar to Company’s health insurance plan, if any, in effect at the time of termination for the lesser of the first twelve (12) months of continuation coverage or that number of months until Executive becomes eligible for reasonably comparable benefits under any future employer’s health insurance plan, provided Executive makes a timely election for such continuation coverage and presents reasonably requested documentation of payment of such premiums;

(iii) payment of 150% of Executive’s current year discretionary cash bonus regardless of the Company’s or the Executive’s achievement of the goals referred to in Section 3.3 of this Agreement;

(iv) accelerated vesting of 100% of all the unvested option shares pursuant to the terms of Section 3.2(ii) of this Agreement; and

(v) reimbursement for up to $20,000 of expenses incurred in obtaining new employment, provided Executive submits evidence that is satisfactory to the Company that the amount involved was expended and related to obtaining new employment.

5. Definitions. For purposes of this Agreement, the following definitions shall apply:

5.1 “Change of Control” means (i) a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction, or (ii) a change in more than 50% of the members of the Board from the date of this Agreement and a change in the business of the Company such that its primary business in not upgrading or hydrocarbons refining or processing.

5.2 “Cause” means the determination by the Board of any of the following: (i) the Company does not close on a financing of not less than $30,000,000 within 90 days of the date of this Agreement or extensions thereto (ii) Executive’s failure to perform Executive’s duties and responsibilities to the Company in a manner satisfactory to the Board; (ii) Executive’s violation of a Company policy; (iii) Executive’s violation of any state or federal law, including but not limited to any act of fraud, embezzlement or dishonesty, or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company, including the Company’s reputation; (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of his relationship with the Company; or (v) Executive’s breach of any of his or her obligations under any written agreement or covenant with the Company.

5.3 “Resignation for Good Reason” means, subject to the right of either party to arbitrate a dispute with respect thereto in accordance with Section 12 below, Executive’s resignation as a result of, and within 30 days following: (i) a change in Executive’s position such that he is not a corporate officer of the Company (or a successor company, in the event of a Change of Control); (ii) a significant and substantial reduction in Executive’s job, duties, or responsibilities in a manner that is substantially and materially inconsistent with the position, duties, or responsibilities held by Executive immediately before such reduction; or (iii) any reduction in Executive’s base salary other than in connection with and consistent with a general reduction of all officer base salaries.

6. Confidentiality Agreement. Executive has executed a Proprietary Information and Inventions Agreement (the “Proprietary Agreement”) that is incorporated by reference and made a part of this Agreement and the form of which is attached hereto as Exhibit B. Executive hereby represents and warrants to the Company that Executive has complied with all obligations under the Proprietary Agreement and agrees to continue to abide by the terms of the Proprietary Agreement and further agrees that the provisions of the Proprietary Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company in accordance with the terms of the Proprietary Agreement.

7. Confidentiality of Terms. Executive agrees to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this Agreement, regarding salary or stock purchase allocations to any person, except as required by applicable law or court order, including other employees of the Company (other than such employees who have a need to know such information); provided, however, that Executive may discuss such terms with members of his immediate family and any legal, tax or accounting specialists who provide Executive with individual legal, tax or accounting advice.

8. Covenants. In addition to the obligations to which the Executive agreed by executing the Proprietary Agreement, Executive understands and agrees that during the term of Executive’s employment with the Company, and for the greater of (i) the duration of any payments to Executive of severance benefits pursuant to Section 4 of this Agreement or (ii) 3 (three) years after the termination of Executive’s employment with the Company, Executive will not do any of the following:

8.1 Compete. Without the Company’s prior written consent, directly or indirectly be employed or involved with any business developing or exploiting any products or services that are specifically using the Company’s technology and on which Executive worked or about which Executive learned proprietary information or trade secrets of the Company during Executive’s employment with the Company.

8.2 Solicit Business. Solicit or influence or attempt to influence any client, customer or other person involved with the Company either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

8.3 Solicit Personnel. Solicit or influence or attempt to influence any of the Company’s employees, consultants or other service providers to terminate or otherwise cease his, her or its employment, consulting or service relationships with the Company or to become an employee, consultant or service provider of any competitor of the Company.

9. Breach of the Agreement. Executive acknowledges that upon his breach of this Agreement or the Proprietary Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Executive agrees that in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining Executive from committing or continuing any such violation of the Agreement or the Proprietary Agreement. Executive acknowledges and agrees that upon Executive’s material or intentional breach of any of the provisions of the Agreement (including Section 8) or the Proprietary Agreement, in addition to any other remedies the Company may have under this Agreement or otherwise, the Company’s obligations to provide benefits to Executive as described in this Agreement, including without limitation those benefits provided in Section 4, shall immediately terminate.

10. Entire Agreement. This Agreement, including the Proprietary Agreement that the Executive has signed, sets forth the entire agreement and understanding of the parties relating to the subject matter herein, supersedes any prior agreement, and merges all prior discussions between them.

11. Conflicts. Executive represents and warrants that his performance of all the terms of this Agreement will not breach any other agreement or understanding to which Executive is a party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

12. Dispute Resolution. In the event of any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof (including a dispute as to whether Cause or Resignation for Good Reason exists), the parties hereto shall first submit their dispute to formal mediation. The Company shall select a mediator reasonably acceptable to both parties. In the event that the parties cannot reach resolution through formal mediation, the dispute shall be settled by arbitration in Seattle, Washington, in accordance with the Rules of the American Arbitration Association then in effect. Each party shall pay his, her or its own costs (including attorneys’ fees) in connection with such mediation or arbitration. To the extent such mediation or arbitration requires the submission of any information that either party claims is confidential information, the parties agree that such mediation or arbitration shall be confidential proceeding. Judgment upon the award rendered by the mediator or arbitrator may be entered in any court of competent jurisdiction. If any proceeding is necessary to enforce the mediation or arbitration award, the prevailing party shall be entitled to reasonable attorneys fees and costs and disbursements, in addition to any other relief to which such party may be entitled. Notwithstanding the foregoing, the Company shall be entitled to seek equitable relief directly from a court of competent jurisdiction (without prior arbitration) with respect to any alleged breach of the Proprietary Agreement or Section 8, including specific performance and injunctions, restraining Executive from committing or continuing to commit such alleged breach.

13. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Miscellaneous Provisions.

14.1 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

14.2 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

14.3 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without giving effect to its or any other jurisdiction’s principles of conflict of laws.

14.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

14.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

14.6 Advice of Counsel. Each party to this agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting of preparation hereof.

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The parties have executed this Employment Agreement as of the date first written above.

COMPANY: REFINERY SCIENCE CORP.

By:
Name: David Rendina Title: President

Address: 500 W. University Ave., #321 Burges Hall El Paso, Texas 79968

EXECUTIVE:

By:
Name: Thomas Bugg
Address: __________________________ __________________________

EXHIBIT A

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made as of February 9, 2007, by and between Refinery Science Corp., a Texas corporation (the “Company”), and Thomas Bugg (the “Indemnitee”).

RECITALS

The Company and Indemnitee recognize the increasing difficulty in obtaining liability insurance for directors, officers and key employees, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance. The Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers and key employees to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited. Indemnitee does not regard the current protection available as adequate under the present circumstances, and Indemnitee and agents of the Company may not be willing to continue to serve as agents of the Company without additional protection. The Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, and to indemnify its directors, officers and key employees so as to provide them with the maximum protection permitted by law.

AGREEMENT

In consideration of the mutual promises made in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Indemnitee hereby agree as follows:

1. Indemnification.

(a) Third Party Proceedings. The Company shall indemnify Indemnitee if Indemnitee is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by Indemnitee in connection with such action, suit or proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b) Proceedings by or in the right of the Company. The Company shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the Company or any subsidiary of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) and, to the fullest extent permitted by law, amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld), in each case to the extent actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such action or suit if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and its stockholders, except that no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudicated by court order or judgment to be liable to the Company in the performance of Indemnitee’s duty to the Company and its stockholders unless and only to the extent that the court in which such action or proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c) Mandatory Payment of Expenses. To the extent that Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1(a) or Section 1(b) or the defense of any claim, issue or matter therein, Indemnitee shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by Indemnitee in connection therewith.

2. No Employment Rights. Nothing contained in this Agreement is intended to create in Indemnitee any right to continued employment.

3. Expenses; Indemnification Procedure.

(a) Advancement of Expenses. The Company shall advance all expenses incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action, suit or proceeding referred to in Section l(a) or Section 1(b) hereof (including amounts actually paid in settlement of any such action, suit or proceeding). Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company as authorized hereby.

(b) Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to his or her right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the President of the Company and shall be given in accordance with the provisions of Section 12(d) below. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(c) Procedure. Any indemnification and advances provided for in Section 1 and this Section 3 shall be made no later than twenty (20) days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Company’s Articles of Incorporation or Bylaws providing for indemnification, is not paid in full by the Company within twenty (20) days after a written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 11 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses (including attorneys’ fees) of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action, suit or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company and Indemnitee shall be entitled to receive interim payments of expenses pursuant to Section 3(a) unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties’ intention that if the Company contests Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

(d) Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 3(b) hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(e) Selection of Counsel. In the event the Company shall be obligated under Section 3(a) hereof to pay the expenses of any proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by Indemnitee, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that (i) Indemnitee shall have the right to employ counsel in any such proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

4. Additional Indemnification Rights; Nonexclusivity.

(a) Scope. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Articles of Incorporation, the Company’s Bylaws or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute, or rule which expands the right of a Washington corporation to indemnify a member of its board of directors or an officer, such changes shall be deemed to be within the purview of Indemnitee’s rights and the Company’s obligations under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Washington corporation to indemnify a member of its board of directors or an officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

(b) Nonexclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Company’s Articles of Incorporation, its Bylaws, any agreement, any vote of stockholders or disinterested members of the Company’s Board of Directors, the Texas Business Corporation Act (and any successor statute applicable to the Company), or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he or she may have ceased to serve in any such capacity at the time of any action, suit or other covered proceeding.

5. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred in the investigation, defense, appeal or settlement of any civil or criminal action, suit or proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled.

6. Mutual Acknowledgment. Both the Company and Indemnitee acknowledge that in certain instances, Federal law or public policy may override applicable state law and prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. For example, the Company and Indemnitee acknowledge that the Securities and Exchange Commission (the “SEC”) has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA violations. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

7. Officer and Director Liability Insurance. The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses from wrongful acts, or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In all policies of director and officer liability insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, if Indemnitee is not an officer or director but is a key employee. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if Indemnitee is covered by similar insurance maintained by a parent or subsidiary of the Company.

8. Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 8. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

9. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Claims Initiated By Indemnitee. To indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under the Texas Business Corporation Act (and any successor statute applicable to the Company), but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate;

(b) Lack of Good Faith. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous;

(c) Insured Claims. To indemnify Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) to the extent such expenses or liabilities have been paid directly to Indemnitee by an insurance carrier under a policy of officers’ and directors’ liability insurance maintained by the Company; or

(d) Claims Under Section 16(b). To indemnify Indemnitee for expenses or the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

10. Construction of Certain Phrases.

(a) For purposes of this Agreement, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(b) For purposes of this Agreement, references to “Other Enterprises” shall include employee benefit plans; references to “Fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “Serving at the Request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “Not Opposed to the Bests Interests of the Company” as referred to in this Agreement.

11. Attorneys’ Fees. In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitee with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that each of the material assertions made by Indemnitee as a basis for such action were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including attorneys’ fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of Indemnitee’s material defenses to such action were made in bad faith or were frivolous.

12. Miscellaneous.

(a) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflict of law.

(b) Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(d) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(f) Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and inure to the benefit of Indemnitee and Indemnitee’s heirs, legal representatives and assigns.

[remainder of page intentionally left blank]

(g) Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company to effectively bring suit to enforce such rights.

The parties hereto have executed this Agreement as of the day and year set forth on the first page of this Agreement.

COMPANY: REFINERY SCIENCE CORP.

By:
Name: David Rendina Title: President Address: 500 W. University Ave., #321 Burges Hall El Paso, TX 79968

AGREED TO AND ACCEPTED: INDEMNITEE:

By:
Name: Thomas Bugg Address: ____________________________ __________________________

EXHIBIT B

PROPRIETARY INFORMATION AND
INVENTIONS AGREEMENT

REFINERY SCIENCE CORP.

In consideration of my employment or consultancy (as the case may be) by Refinery Science Corp., a Texas corporation (the “Company”, which term includes the Company’s subsidiaries and any of its affiliates), any opportunity for advancement or reassignment that the Company may offer me, the compensation paid to me in connection with such employment and stock options which have been or may be granted to me by the Company, I, Thomas Bugg, hereby agree as follows:

1. Whenever used in this Agreement the following terms will have the following meanings:

1.1 “Invention(s)” means discoveries, developments, designs, improvements, inventions and/or works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new machine, article of manufacture, biological material, method, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. This does not include any Invention that is available to the public or becomes available to the public through no fault, unauthorized act or omission of the Company.

1.2 “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, Inventions, confidential knowledge, trade secrets, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials such as nucleic acids, proteins, organisms, strands, cell lines, antibodies or antigen source materials, or fragments thereof, mask works and/or any other information of any type relating to documentation, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

1.3 “Company Documents” means documents or other media that contain Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. “Company Documents” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

2. I understand that the Company is engaged in a continuous program of research, development and production. I also recognize that the Company possesses or has rights to Proprietary Information (including certain information developed by me during my employment or consultancy (as the case may be) by the Company that has commercial value in the Company’s business.

3. I understand that the Company possesses Company Documents that are important to its business.

4. I understand and agree that my employment or consultancy (as the case may be) creates a relationship of confidence and trust between me and the Company with respect to (i) all Proprietary Information and (ii) the confidential information of another person or entity with which the Company has a business relationship and is required by terms of an agreement with such entity or person to hold such information as confidential. At all times, both during my employment or consultancy (as the case may be) by the Company and after its termination, I will keep in confidence and trust all such information, and I will not use or disclose any such information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

5. In addition, I hereby agree as follows:

5.1 All Proprietary Information will be the sole property of the Company and its assigns, and the Company and its assigns will be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may presently have or I may acquire in such Proprietary Information.

5.2 All Company Documents, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment or consultancy (as the case may be) will be and remain the sole property of the Company. I will return to the Company all such Company Documents, materials and property as and when requested by the Company, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement (my “Personal Documents”). Even if the Company does not so request, I will return all such Company Documents, materials and property upon termination of my employment or consultancy (as the case may be) by me or by the Company for any reason, and, except for my Personal Documents, I will not take with me any such Company Documents, material or property or any reproduction thereof upon such termination.

5.3 Except with respect to those items identified under Section 1 of Exhibit A hereto, I will promptly disclose to the Company, or any persons designated by it, all Inventions relating to the Field, as defined below, made or conceived, reduced to practice or learned by me, either alone or jointly with others, during the term of my employment or consultancy (as the case may be) and for one (1) year thereafter. The Company acknowledges that the Executive has been involved in upgradering technology and development business for the past several years and has knowledge and information related to upgrading outside of the Company’s technology. For purposes of this Agreement, “Field” means research, development, marketing or manufacturing of any products also researched, developed, marketed or manufactured by the Company and related to its proprietary information, rights, technologies or trade secrets.

5.4 Except with respect to those items identified under Section 1 of Exhibit A hereto, all Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) during the term of my employment or consultancy (as the case may be) will be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law will be deemed “works made for hire”), and the Company and its assigns will be the sole owner of all patents, copyrights and other rights in connection therewith. I hereby assign to the Company my entire right, title and interest, whether possessed now or later acquired, in such Inventions. I agree that any Invention required to be disclosed under paragraph (c) above within one (1) year after the term of my employment or consultancy (as the case may be) will be presumed to have been conceived during my employment or consultancy (as the case may be). I understand that I may overcome the presumption by showing that such Invention was conceived after the termination of my employment or consultancy (as the case may be).

NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140: ANY ASSIGNMENT OF INVENTIONS REQUIRED BY THIS AGREEMENT DOES NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITIES OR TRADE SECRET INFORMATION OF THE COMPANY WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EMPLOYEE’S OWN TIME, UNLESS (a) THE INVENTION RELATES (i) DIRECTLY TO THE BUSINESS OF THE COMPANY OR (ii) TO THE COMPANY’S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (b) THE INVENTION RESULTS FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE COMPANY.

5.5 Except with respect to those items identified under Section 1 of Exhibit A hereto, during or after my employment, upon the Company’s request and at the company’s expense, I will execute all papers in a timely manner and do all acts necessary to apply for, secure, maintain or enforce patents, copyrights and any other legal rights in the United States and foreign countries in Inventions assigned to the Company under this Agreement, and I will execute all papers and do any and all acts necessary to assign and transfer to the Company or any person or party to whom the Company is obligated to assign its rights, my entire right, title and interest in and to such Inventions that are related to the Company’s proprietary information, rights, technologies or trade secrets. This obligation will survive the termination of my employment or consultancy (as the case may be), but the Company will compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance.

5.6 So that the Company may be aware of the extent of any other demands upon my time and attention, I will disclose to the Company (such disclosure to be held in confidence by the Company) the nature and scope of any other business activity in which I am or become engaged during the term of my employment or consultancy (as the case may be). During the term of my employment or consultancy (as the case may be), I will not engage in any other business activity that is related to the Company’s business. or its actual or demonstrably anticipated research and development.

6. As a matter of record I attach hereto as Exhibit A is a complete list of all Inventions (including patent applications and patents) relevant to the Field that have been made, conceived, developed or first reduced to practice by me, alone or jointly with others, prior to my employment or consultancy (as the case may be) with the Company that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment or consultancy with the Company, I use or incorporate into a product or process an Invention not covered by Paragraph 5(d) of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

7. I represent that my execution of this Agreement, my employment or consultancy (as the case may be) with the Company and my performance of my proposed duties to the Company in the development of its business will not violate any obligations I may have to any former employer, or other person or entity, including any obligations to keep confidential any proprietary or confidential information of any such employer. I have not entered into, and I will not enter into, any agreement that conflicts with or would, if performed by me, cause me to breach this Agreement.

8. In the course of performing my duties to the Company, I will not utilize any proprietary or confidential information of any former employer.

9. I agree that this Agreement does not constitute an employment or consultancy (as the case may be) agreement for a specific duration and that, unless otherwise provided in a written contract signed by both an officer of the Company and me.

10. This Agreement will be effective as of the first day of my employment or consultancy (as the case may be) by the Company and the obligations hereunder will continue beyond the termination of my employment and will be binding on my heirs, assigns and legal representatives. This Agreement is for the benefit of the Company, its successors and assigns (including all subsidiaries, affiliates, joint ventures and associated companies) and is not conditioned on my employment for any period of time or compensation therefor. I agree that the Company is entitled to communicate any obligations under this Agreement to any future employer or potential employer of mine.

11. Without the Company’s prior written consent, for a period of three (3) years following the termination of this Agreement, I shall not directly or indirectly be employed or involved with any business developing or exploiting any products or services that are competitive with products or services (i) being commercially developed or exploited by the Company during Executive’s employment and (ii) on which Executive worked or about which Executive learned proprietary information or trade secrets of the Company during Executive’s employment with the Company.

12. During the term of my employment and for two (2) years thereafter, I will not personally or through others recruit, solicit or induce in any way any employee, advisor or consultant of the Company to terminate his or her relationship with the Company.

13. I acknowledge that any violation of this Agreement by me will cause irreparable injury to the Company and I agree that the Company will be entitled to extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

14. I agree that any dispute in the meaning, effect or validity of this Agreement will be resolved in accordance with the laws of the state of Washington without regard to its or any other jurisdiction’s conflict of laws provisions. I further agree that if one or more provisions of this Agreement are held to be unenforceable under applicable Washington law, such provision(s) will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

15. I HAVE READ AND UNDERSTOOD THIS AGREEMENT. THIS AGREEMENT MAY ONLY BE MODIFIED BY A SUBSEQUENT WRITTEN AGREEMENT EXECUTED BY AN OFFICER OF THE COMPANY.

Dated: February 9, 2007.
By:
Name: Thomas Bugg

Accepted and Agreed to: REFINERY SCIENCE CORP.

By:
Name: David Rendina Title: President

EXHIBIT A

Refinery Science Corp.
500 W. University Ave., #321 Burges Hall
El Paso, TX 79968

February 9, 2007

Ladies and Gentlemen:

1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment or consultancy (as the case may be) by Refinery Science Corp. (the “Company”) that have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment or consultancy (as the case may be) by the Company that I desire to remove from the operation of the Proprietary Information and Inventions Agreement entered into between the Company and me.

☐ No inventions or improvements.

☒ Any and all inventions regarding:

Any and all inventions created, designed or patented and or any and all inventions that may be created, designed or patented by Kiril Chukanov individually or thorough Chukanov Quantum Energy, jointly or in association with any other individuals, companies, research or government institutes.
This will specifically include, but not limited whatsoever, Methods and Systems for Generating High Energy Photons or technologies related or developed there from including US Patent 6,936,971 B2 Issued August 30, 2005.

Any and all inventions related to ultrasound for upgrading any bitumen/oil based product and/or making hydrogen

☐ Additional sheets attached.

2. I propose to bring to my employment or consultancy (as the case may be) the following materials and documents of a former employer:

☒ No materials or documents.

☐ See below:

By: ___________________________________
Name: Thomas Bugg